Exhibit T3E-2.1

Case 17-33695 Document 1953 Filed in TXSB on 11/01/18

IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION	ENTERED
11/01/2018

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In re:	)	Chapter 11
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GENON ENERGY, INC., et al., (1))		Case No. 17-33695 (DRJ)
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Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No. 1858

REVISED ORDER (I) MODIFYING (A) THE THIRD AMENDED JOINT PLAN OF REORGANIZATION OF GENON ENERGY, INC. AND ITS DEBTOR AFFILIATES AND (B) THE CASH INCENTIVE PLAN, AND (II) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)(2) of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Order”) (a) approving the proposed modifications to the Plan, (b) authorizing the Reorganized Debtors to issue the New Notes and

(1)                   The Debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are: GenOn Energy, Inc. (5566); GenOn Americas Generation, LLC (0520); GenOn Americas Procurement, Inc. (8980); GenOn Asset Management, LLC (1966); GenOn Capital Inc. (0053); GenOn Energy Holdings, Inc. (8156); GenOn Energy Management, LLC (1163); GenOn Energy Services, LLC (8220); GenOn Fund 2001 LLC (0936); GenOn Mid-Atlantic Development, LLC (9458); GenOn Power Operating Services MidWest, Inc. (3718); GenOn Special Procurement, Inc. (8316); Hudson Valley Gas Corporation (3279); Mirant Asia-Pacific Ventures, LLC (1770); Mirant Intellectual Asset Management and Marketing, LLC (3248); Mirant International Investments, Inc. (1577); Mirant New York Services, LLC (N/A); Mirant Power Purchase, LLC (8747); Mirant Wrightsville Investments, Inc. (5073); Mirant Wrightsville Management, Inc. (5102); MNA Finance Corp. (8481); NRG Americas, Inc. (2323); NRG Bowline LLC (9347); NRG California North LLC (9965); NRG California South GP LLC (6730); NRG California South LP (7014); NRG Canal LLC (5569); NRG Delta LLC (1669); NRG Florida GP, LLC (6639); NRG Florida LP (1711); NRG Lovett Development I LLC (6327); NRG Lovett LLC (9345); NRG New York LLC (0144); NRG North America LLC (4609); NRG Northeast Generation, Inc. (9817); NRG Northeast Holdings, Inc. (9148); NRG Potrero LLC (1671); NRG Power Generation Assets LLC (6390); NRG Power Generation LLC (6207); NRG Power Midwest GP LLC (6833); NRG Power Midwest LP (1498); NRG Sabine (Delaware), Inc. (7701); NRG Sabine (Texas), Inc. (5452); NRG San Gabriel Power Generation LLC (0370); NRG Tank Farm LLC (5302); NRG Wholesale Generation GP LLC (6495); NRG Wholesale Generation LP (3947); NRG Willow Pass LLC (1987); Orion Power New York GP, Inc. (4975); Orion Power New York LP, LLC (4976); Orion Power New York, L.P. (9521); RRI Energy Broadband, Inc. (5569); RRI Energy Channelview (Delaware) LLC (9717); RRI Energy Channelview (Texas) LLC (5622); RRI Energy Channelview LP (5623); RRI Energy Communications, Inc. (6444); RRI Energy Services Channelview LLC (5620); RRI Energy Services Desert Basin, LLC (5991); RRI Energy Services, LLC (3055); RRI Energy Solutions East, LLC (1978); RRI Energy Trading Exchange, Inc. (2320); and RRI Energy Ventures, Inc. (7091). The Debtors’ service address is: 804 Carnegie Center, Princeton, New Jersey 08540.

(2)                   Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion.

take any necessary or appropriate action in connection therewith, (c) authorizing the Debtors to backstop REMA’s funding obligations under its chapter 11 plan of reorganization or out-of-court restructuring transaction, (d) modifying the Plan to incorporate additional clarifying language with regard to the New Organizational Documents, (e) approving the Technical CIP Modifications, and (f) granting related relief, all as more fully set forth in the Motion; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order; this Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and this Court having found that it may enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and this Court having found that the Debtors’ notice of the Motion and opportunity for a hearing on the Motion were appropriate under the circumstances and no other notice need be provided; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before this Court (the “Hearing”); and this Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

1.             The Motion is granted as set forth in this Order.

2.             The Plan is deemed modified to include and incorporate the New Notes Term Sheet as part of the Plan Supplement.

3.             The Plan is deemed modified to include and incorporate the Debtors’ ability to backstop REMA’s funding obligations in REMA’s anticipated chapter 11 plan or out-of-court restructuring transaction.

4.             The Plan is deemed modified to add the language outlined below to Article IV.D.2, Issuance and Distribution of New Common Stock:

All of the shares, membership units, or functional equivalent thereof, as applicable, of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each recipient of New Common Stock shall be automatically deemed to have accepted the terms of a shareholders agreement and to be party thereto (in its capacity as shareholder, membership unit holder, or functional equivalent thereof, as applicable, of the Reorganized Debtors) without further action and without executing the shareholders agreement. The shareholders agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock shall be bound thereby.

5.             Pursuant to section 1127 of the Bankruptcy Code, the proposed modifications to the Plan constitute technical changes or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest.

6.             The proposed modifications to the Plan comply with section 1127(b) of the Bankruptcy Code, and with sections 1122, 1123, and 1129 of the Bankruptcy Code.

7.             Upon entry into definitive documentation, the New Notes shall be a post-Effective Date obligation of the Reorganized Debtors.

8.             The Debtors have obtained all necessary consents and approvals under the Plan for issuance of the New Notes, for backstopping REMA’s funding obligations under REMA’s chapter 11 plan of reorganization or out-of-court restructuring transaction. All of the shares, membership units, or functional equivalent thereof, as applicable, of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each recipient of New Common Stock shall be automatically deemed to have accepted the terms of a shareholders agreement and to be party thereto (in its capacity as shareholder, membership unit holder, or functional equivalent thereof, as applicable, of the Reorganized Debtors) without further action and without executing the shareholders agreement. The shareholders agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock shall be bound thereby, and for the clarifying language with respect to the New Organizational Documents, including by obtaining the consent and the support of a majority of the requisite GenOn Noteholders, and the Debtors are accordingly permitted under the Plan and the Confirmation Order to issue the New Notes, to backstop REMA’s funding obligations, and to deem the Plan modified with respect to the clarifying language, as a means to implement the Plan.

9.             The Plan is deemed modified to add the language outlined below to Article I.A, definition of “Restructuring Expenses” after the words “the Noteholder Advisors”: “counsel for the trustee and collateral agent to the New Note Trust Indenture,”

10.          The definition of “Exculpated Parties” in Article I.A of the Plan is deemed modified to include the trustee and collateral agent for the New Notes.

11.          The New Notes are an essential element of the Plan that will permit the Debtors to successfully emerge and in the best interest of the Debtors, their estates, and their creditors. The Debtors have exercised reasonable business judgment in connection with the New Notes.

12.          The New Notes Term Sheet, any related agreements, and the transactions contemplated thereby are approved in their entirety and, notwithstanding anything in the Plan, the Confirmation Order, or herein, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, the New Notes shall be in full force and effect and valid, binding and enforceable in accordance with the New Notes Term Sheet and any subsequent finalizing documents. The Debtors and the Reorganized Debtors, as applicable, are authorized to implement the terms of the New Notes Term Sheet, enter into definitive documentation associated therewith and utilize estate resources in furtherance thereof, as applicable, consistent with the terms in the New Notes Term Sheet, and otherwise reasonably satisfactory to the Parties thereto and to pursue consummation of the New Notes Term Sheet.

13.          The Debtors and the Reorganized Debtors, as applicable, are authorized to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers and to take any and all actions reasonably necessary to appropriate or consummate the New Notes Term Sheet.

14.          The issuance of the New Notes under the Plan as modified by this Order, shall be exempt from any securities laws registration requirements to the fullest extent permitted under section 1145 of the Bankruptcy Code.

15.          The Technical Modifications to the Cash Incentive Plan, outlined below, are approved in their entirety and this Order shall serve to modify the Cash Incentive Plan accordingly.

(a)           Value Creation, for purposes of determining the Value Creation Bonus Pool only, is hereby amended such that is will be calculated as the difference between: (x) 100% of the Allowed GenOn Notes Claims ($1,875 million) and (y) the Threshold Plan Recovery ($1,275 million);

(b)           notwithstanding anything to the contrary in the Cash Incentive Plan, the Market AEV calculation shall be eliminated from the Cash Incentive Plan; and

(c)           notwithstanding anything to the contrary in the Cash Incentive Plan, any Participant that earns a bonus under the Value Creation Bonus Pool will be paid upon the Effective Date of the Plan.

16.          Pursuant to sections 363(b) and 503(c) of the Bankruptcy Code, the Debtors are authorized, but not directed, to take all actions necessary or appropriate to implement or perform under the Cash Incentive Plan, as modified by the Technical Modifications. Payments made by the Debtors under the Cash Incentive Plan, as modified by the Technical Modifications, shall be final and shall not be subject to disgorgement. Each Participant under the Cash Incentive Plan shall be able to use this Order to direct the Debtors to comply with the Cash Incentive Plan.

17.         The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Order in accordance with the Motion.

18.         Notwithstanding the possible applicability of Federal Rules of Bankruptcy Procedure 3020(e), 6004(h), 7062, 9014 or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

19.         This Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Order.

Signed: November 01, 2018.

/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE